Exhibit 10.14D

FOURTH AMENDMENT

to

EMPLOYMENT AGREEMENT

among

CSG SYSTEMS INTERNATIONAL, INC.

and

CSG SYSTEMS, INC.

and

NEAL C. HANSEN

This Fourth Amendment to Employment Agreement (the “Amendment”) is made this 15th day of November, 2002, among CSG SYSTEMS INTERNATIONAL, INC. (“CSGS”), a Delaware corporation, CSG SYSTEMS, INC. (“Systems”), a Delaware corporation, and NEAL C. HANSEN (the “Executive”). CSGS and Systems collectively are referred to in this Amendment and the Employment Agreement referred to below as the “Companies”.

* * *

WHEREAS, the Companies and the Executive entered into an Employment Agreement dated November 17, 1998 (the “Employment Agreement”); and

WHEREAS, the Companies and the Executive entered into a First Amendment to the Employment Agreement dated June 30, 2000 (the “First Amendment”); and

WHEREAS, the Companies and the Executive entered into a Second Amendment to the Employment Agreement dated April 29, 2002 (the “Second Amendment”); and

WHEREAS, the Companies and the Executive entered into a Third Amendment to the Employment Agreement dated August 30, 2002 (the “Third Amendment”); and

WHEREAS, the Companies desire to further amend the Employment Agreement as herein set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Companies and the Executive agree as follows:

1. The Employment Agreement, as previously amended, hereby is further amended by adding thereto after Paragraph 30 thereof a new Paragraph 31 reading in its entirety as follows:

“31. Post-Termination Consulting Services.

(a) If the Executive remains in the employ of the Companies until the earlier of (i) his reaching the age of sixty-five (65) years, (ii) the termination of his employment with the Companies after the occurrence of a Change of Control, (iii) the termination of his employment with the Companies pursuant to Paragraph 10(b) of this agreement because of his disability, (iv) the termination of his employment with the Companies without cause, or (v) his resignation from employment with the Companies pursuant to Paragraph 10(f) of this agreement (relating to constructive termination), then, for a period of ten (10) years after the termination of the Executive’s employment with the Companies, the Executive agrees to serve as a consultant to the Board of Directors and Chief Executive Officer of the Companies with respect to the strategic planning and business development activities of the Companies and to provide up to twenty (20) hours of service per month to the Companies in such capacity upon the request of the Companies from time to time. The Executive may provide such consulting services either in person or by telephone, video conference, or other means of communication, and at such locations, as the Companies and the Executive reasonably may agree upon from time to time. The Companies agree to provide the Executive with reasonable advance notice as to the times at which the Companies will require the Executive’s consulting services and to be reasonably flexible in scheduling such times so as to enable the Executive to plan his personal schedule and meet his other commitments. Apart from his consulting duties under this agreement, the Executive shall be free to engage in any business or other activity that he may choose from time to time.

(b) The Executive and the Companies acknowledge and agree that the Executive will be an independent contractor for all purposes of the consulting services which he provides pursuant to this Paragraph 31 and will not be an agent, representative, or employee of the Companies for federal, state, or local tax purposes or for any other purpose whatsoever. Except as provided in this Paragraph 31, the Executive acknowledges and agrees that he will not be entitled to any employee benefits provided by the Companies to any of their respective employees by reason of the consulting services that he provides pursuant to this Paragraph 31. The Executive shall have sole responsibility for all of his acts as a consultant to the Companies and in such capacity will have no authority to make any commitments or enter into any contracts on behalf of, or otherwise obligate, the Companies in any manner whatsoever. As a consultant to the Companies, the Executive agrees not to hold himself out as a employee, representative, or agent of the Companies. In his discretion, the Executive may provide such consulting services through a limited liability company or other entity so long as the Executive himself provides such consulting services; and in such case the provisions of this subparagraph (b) also shall apply to such limited liability company or other entity.

(c) In consideration of the Consulting services which the Executive agrees to provide to the Companies pursuant to this Paragraph 31 (whether or not the Companies actually request the Executive to provide any of such services), during the 10-year period referred to in subparagraph (a) of this Paragraph 31 (or until the death of the Executive if the Executive dies prior to the elapse of such 10-year period) the Executive will be entitled to the following benefits from the

Companies (in addition to any other benefits to which the Executive may be entitled under the provisions of this agreement or otherwise):

(i)	The Executive and other persons designated by the Executive shall be entitled to reasonable use of the Companies’ aircraft at the Companies’ expense for legitimate personal travel from time to time; provided, however, that such use shall be subject in all events to the availability of the Companies’ aircraft for such purpose and to the priority of the Companies’ business requirements for such aircraft; and provided further, however, that such personal aircraft use by the Executive and other persons designated by the Executive shall be limited to 40,000 miles (such mileage to be determined using standard commercial aviation practice) during any calendar year, other than in connection with the Executive’s performance of consulting services pursuant to this subparagraph (c). Personal travel on the same flight by more than one of the Executive and other persons designated by the Executive shall be considered to be a single flight for purposes of such mileage determination, and the mileage of a flight without the Executive or any other person designated by the Executive as a passenger (even if such flight is in connection with another flight on which the Executive or another person designated by the Executive was or will be a passenger) shall not be counted for purposes of applying such 40,000-mile annual limit. If none of the Companies’ aircraft is available for personal use by the Executive or a person designated by the Executive on a particular occasion or if the Companies no longer have any aircraft, then the Executive shall be entitled at the Companies’ expense to charter an aircraft (substantially similar to the Companies’ aircraft that would have been used on such occasion if it were available or, if the Companies no longer have any aircraft, substantially similar to the aircraft most recently owned or leased by the Companies) for such personal use on such particular occasion or whenever required if the Companies no longer have any aircraft, subject to such 40,000-mile annual limit; the Companies promptly shall reimburse the Executive for his actual cost of each such permitted charter flight, and the mileage of each such permitted charter flight shall be counted for purposes of applying such 40,000-mile annual limit.

(ii)	The Companies shall provide to the Executive at the Companies’ expense in a location or locations (other than premises occupied by the Companies) selected from time to time by the Executive a furnished private office within an executive office suite that provides shared receptionist, secretarial, conference room, and office equipment services and facilities (including but not limited to copiers, fax machines, telephone, cable TV, and high-speed internet connections), such office suite, services, and facilities to be of a quality reasonably consistent with the Executive’s position with the Companies immediately prior to the termination of his employment with the Companies; provided, however, that the maximum expense which the Companies will be required to incur for such office suite, services, and facilities during any calendar year, without regard to the Tax Payment and the Gross-Up Payments provided for in this subparagraph (c), is $40,000, increased as of the first day of January of each calendar year (beginning with the first calendar year for which this subparagraph (ii) is applicable) by the percentage that the United States Department of Labor Consumer Price Index (All Items) for All Urban Consumers, 1982-84=100 (“CPI-U”) for such January has increased over the CPI-U for January 2003.

(iii)	If the Executive is required to pay any federal, state, or local income taxes in respect of income imputed to the Executive by reason of the Executive’s personal use of the Companies’ aircraft or a chartered aircraft pursuant to this subparagraph (c) or by reason of the office suite, services, and facilities provided to the Executive pursuant to this subparagraph (c) (the “Tax Amounts”), then the Companies promptly shall make a cash payment (the “Tax Payment”) to or on behalf of the Executive in an amount equal to the Tax Amounts. The Companies also shall make an additional cash payment to or on behalf of the Executive in an amount rounded to the nearest $100.00 which is equal to any additional federal, state, or local income taxes for which the Executive will be liable as a result of the Tax Payment (the additional cash payment provided for in this sentence being referred to as a “Gross-Up Payment”). In addition, the Companies shall pay to or on behalf of the Executive a further Gross-Up Payment in respect of each prior Gross-Up Payment under this subparagraph until the amount of the last Gross-Up Payment is less than $100.00. For purposes of computing the Tax Payment and the Gross-Up Payments under this subparagraph, the Companies shall use the highest individual tax rates applicable to the Executive for the year for which the Tax Payment is made.

(d) If the Executive is or becomes incapable by reason of physical injury, disease, or mental illness of providing the consulting services required by this Paragraph 31, then while such incapacity continues the Executive shall not be required to provide such consulting services (or shall be required to provide such consulting services only to the extent that he is capable of doing so), but the Executive nevertheless shall continue to be entitled to all of the benefits provided for in subparagraph (c) of this Paragraph 31.

(e) If the Companies at any time believe that the Executive has failed to comply with his obligations under this Paragraph 31 and is in default under this Paragraph 31, then the Companies promptly will so notify the Executive and give the Executive a reasonable opportunity to cure such default in a manner that is equitable to both the Companies and the Executive.

(f) If the Executive’s employment with the Companies is terminated by the Companies for cause pursuant to Paragraph 10(c) of this agreement before the Executive reaches the age of sixty-five (65) years or because of the Executive’s death, then this Paragraph 31 shall have no force or effect. If the Executive’s employment with the Companies is terminated by the Companies for cause pursuant to Paragraph 10(c) of this agreement when or after the Executive reaches the age of sixty-five (65) years, then this Paragraph 31 shall remain in full force and effect.”

2. Any terms in initial capital letters or all capital letters used as a defined term, but not defined in this Fourth Amendment, shall have the meaning set forth in the Employment Agreement. If any of the terms and conditions in this Fourth Amendment conflict with those in the Agreement, the terms and conditions of this Fourth Amendment shall take precedence. Upon execution of this Fourth Amendment by the parties, any subsequent reference to the Employment Agreement between the parties shall mean the Employment Agreement as amended by the Second Amendment, the Third Amendment, and this Fourth Amendment. As amended by the Second Amendment, the Third Amendment, and this Fourth Amendment, the Employment Agreement shall continue in full force and effect according to its terms.

IN WITNESS WHEREOF, each of the parties has caused this Fourth Amendment to be executed as of the date first written above.

CSG SYSTEMS INTERNATIONAL, INC.

By:	/S/ John. P. Pogge
John P. Pogge, President

CSG SYSTEMS, INC.

By:	/S/ John. P. Pogge
John P. Pogge, President

/S/ Neal C. Hansen
Neal C. Hansen

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